Exhibit 2

	AGL Resources Inc.
	35-Cert
	Exhibit 2 - Financings Consummated by Utilities Not Exempt Under Rule 52
	For the Quarter Ended December 31, 2004
	Unaudited
	In Millions

	Atlanta Gas Light	Chattanooga Gas	VA Natural Gas	NUI	Virginia Gas
	Company	Company	Company	Utilities	Distribution

Utility Money Pool Payable (Receivable) as of 9/30/2004	$112.7	$(7.7)	$(56.0)	$-	$-
Additions/(Payments)	92.0	10.3	20.4	(140.3)	(1.5)
Utility Money Pool Payable (Receivable) as of 12/31/2004	$204.8	$2.6	$(35.6)	$(140.3)	$(1.5)

Borrowings from/(loans to) the Utility Money Pool are subject to the terms and conditions of the Utility Money Pool